Pioneer Variable Contracts Trust
12/31/98 NSAR
Sub-Item 77D:  Policies with respect to security investments (Y)

(a) None.

(b) None.

(c) None.

(d) None.

(e) None.

(f) None.

(g) The Registrant's non-fundamental limitation for its Balanced Portfolio on investment in debt securities rated below investment grade (e.g., below BBB by Standard & Poor's Ratings Group, Baa by Moody's Investors Service, Inc. or determined to be of comparable quality by the Registrant's investment adviser) increased from 0% to 10% of total assets. The change was effective
December 28, 1998.